EXHIBIT 99.1

Upexi’s Children Educational Toy Brand, Tytan Tiles, Disney Frozen Tile Kit will be Available in TJ Maxx Stores

TAMPA, FL, March 7, 2024 (ACCESSWIRE) – Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer brand owner and innovator in aggregation, today announced the Company’s children educational toy brand, Tytan Tiles (“Tytan”), Disney Frozen Tile Kit line will be available in TJ Maxx stores.

“After a successful direct-to-consumer launch of our popular Disney Frozen children educational toy products on Amazon and Walmart.com, we are pleased today to have Disney Frozen available in TJ Maxx locations,” stated Allan Marshall, CEO of Upexi. “We continue to work on several new Disney product launches and push to have Tytan Tiles core and Disney Licensed kits available in additional big box retail locations, Amazon and direct-to-consumer in 2024. Our team continues to work diligently on expansion of our distribution network and we anticipate more opportunities such as TJ Maxx as we expand our product lines and retail locations.”

About Upexi, Inc.:

Upexi is a multi-faceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies.

FORWARD LOOKING STATEMENTS:

This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with business strategy, potential acquisitions, revenue guidance, product development, integration and synergies of acquiring companies and personnel. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254